Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MODE MOBILE, INC.,

TRIMBOX, LLC,

TB MERGER SUB I, INC.,

TB MERGER SUB II, LLC

AND

THE OWNER PARTIES HERETO

dated as of

December 23, 2025

SCHEDULE I	Owners
DISCLOSURE SCHEDULES	
EXHIBIT A-1	Form of First Certificate of Merger
EXHIBIT A-2	Form of Second Certificate of Merger
EXHIBIT B-1	Form of Initial Restated Charter
EXHIBIT B-2	Form of Effective Charter
EXHIBIT C-1	Form of Initial Restated LLC Agreement
EXHIBIT C-2	Form of Effective LLC Agreement

AGREEMENT AND PLAN OF MERGER

This **AGREEMENT AND PLAN OF MERGER**, dated as of December 23, 2025, (this "***Agreement***"), is entered into by and among (i) Mode Mobile, Inc., a Delaware corporation ("***Purchaser***"), (ii) Trimbox LLC, a Texas limited liability company (the "***Company***"), (iii) TB Merger Sub I, Inc., a Delaware corporation and a direct and wholly-owned subsidiary of Purchaser ("***First Merger Sub***"), (iv) TB Merger Sub II, LLC, a Delaware limited liability company and a direct and wholly-owned subsidiary of Purchaser ("***Second Merger Sub***", and together with the First Merger Sub, the "***Merger Subs***"), (v) Jordan Gaston and David Emelianov (each, an "***Owner***", and collectively, the "***Owners***"), and (vi) Jordan Gaston, in his capacity as the "***the Seller Representative***" hereunder. Purchaser, the Company, the Merger Subs, the Owners, and the Seller Representative are sometimes referred to herein individually as a "***Party***" and collectively as the "***Parties***".

R E C I T A L S:

WHEREAS, prior to the Initial Effective Time (as defined below), the Owners own units representing 100% of the limited liability company interests of the Company, as more specifically set forth on Schedule I (each, a "***Company Unit***", and collectively, the "***Company Units***");

WHEREAS, subject to the terms and conditions hereof, the Parties intend that Purchaser acquire all of the equity interests of the Company by effecting two mergers pursuant to which (a) at the Closing, the First Merger Sub will merge with and into the Company (the "***First Merger***"), with the Company to be the surviving limited liability company of the First Merger and a wholly-owned subsidiary of Purchaser (the "***Initial Surviving Company***"), in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the "***DGCL***"), and the Limited Liability Company Act of the State of Delaware, as amended (the "***LLC Act***"), and (b) immediately following the consummation of the First Merger, the Initial Surviving Company will merge with and into the Second Merger Sub, an entity disregarded as an entity separate from its owners for U.S. federal income Tax purposes (the "***Second Merger***", and together with the First Merger, the "***Mergers***"), with the Second Merger Sub to be the surviving limited liability company of the Second Merger and a wholly-owned subsidiary of Purchaser (the "***Surviving Company***"), in accordance with the relevant provisions of the LLC Act;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Mergers be treated as integrated steps in a single transaction and together will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "***Code***"), to which each of Purchaser and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, on or immediately prior to the execution and delivery of this Agreement, the Company has obtained and delivered to Purchaser a true, correct and complete copy of an irrevocable unanimous written consent of all (i) all of the equityholders of the Company, and (ii) the Company's manager(s), board of managers, managing member, or similar governing body, adopting and approving this Agreement and the Ancillary Agreements and approving and consenting to the Mergers and the consummation of the transactions contemplated hereby and

thereby (the "***Written Consent***"), in each case, in accordance with the LLC Act, the Company's certificate of formation (as amended, modified or restated, the "***Company Charter***"), and the Company's limited liability company operating agreement or equivalent agreement (as amended, modified or restated, the "***Company LLC Agreement***", and together with the Company Charter, the "***Company Governance Documents***"); and

WHEREAS, the respective governing bodies of the Parties have approved and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS AND INTERPRETATIONS

Section I.1 **Definitions and Interpretations**.

(a) **Definitions**. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following capitalized terms have the respective meanings set forth below:

"***Accounting Principles***" means (a) GAAP and, (b) to the extent consistent with GAAP, as applied by the Company in preparing the Financial Statements.

"***Affiliate***" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "***control***" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. References herein to Affiliates of Purchaser shall be deemed to include (a) the Initial Surviving Company following the Initial Effective Time, and (b) the Surviving Company following the Effective Time.

"***Ancillary Agreements***" means the Certificates of Merger, the Resignations, the Transition Services Agreement, the Estimated Closing Statement, the Disclosure Schedule, the Escrow Agreement, the Purchaser Stockholder Agreements and the other agreements, schedules, exhibits, statements, appendixes, annexes, certificates, instruments and documents required to be delivered hereunder at or prior to the Closing.

"***Applicable Law***" or "***Law***" in the context that refers to one or more Persons, means any domestic or foreign, federal, state, provincial, self-regulatory organization (such as the Payment Card Industry Security Standards Council), or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, decree or other similar requirement enacted, adopted, promulgated or applied by a governmental entity, and any terms

and conditions of any grant of approval, permission, authority or license of any governmental entity, that is binding upon or applicable to such Person, or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

"***Breach***" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, agreement, or obligation.

"***Business***" means the business conducted by the Company as of the Closing Date, including the business of information technology development, services, consulting, marketing, and sale related to the Trimbox application, including the application available for download on each of the Apple App Store and the Google Playstore.

"***Business Day***" means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank in New York, NY is closed for a regular pre-scheduled closing.

"***Cash***" means unrestricted cash and cash equivalents (as determined in accordance with the Accounting Principles) excluding (to the extent excluded in the determination of cash and cash equivalents under the Accounting Principles) the amount of outstanding checks or wire transfers sent by the Company but not yet credited or debited, plus (to the extent included in the determination of cash and cash equivalents under the Accounting Principles) checks deposited or wire transfers sent to the Company but not yet credited or debited.

"Closing Cash Consideration" shall mean $1,850,000 USD, which shall be paid to the Owners at the Closing.

"***Closing Consideration Share Value***" means $1,666,667.00 USD.

"***Consideration Shares***" means Three Million, Three Hundred and Thirty Three Thousand, Three Hundred and Thirty Three (3,333,333) shares of the Class AAA Common Stock of the Purchaser with a par value of $0.0001 per share, which the Parties agree have a fair market value as of the Closing of $0.50 USD per share.

"***Closing Date Cash***" means, as of the Reference Time, Cash of the Company determined in accordance with the Accounting Principles.

"***Company App***" means the Trimbox Application available for download on, respectively, the Google Play Store and the Apple App Store.

"***Company Systems***" means any and all Software, firmware, hardware and systems, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems owned or used by the Company.

"***Consideration Cash***" means the Closing Cash Consideration, the Deferred Cash Consideration and any other cash payable by Purchaser to the Owners pursuant to this Agreement, including in connection with the Escrow Amount.

"***Contract***" shall mean any note, bond, mortgage, indenture, contract, agreement, deed of trust, loan, credit agreement, Plan, insurance policy, franchise concession, contract, agreement (including, but not limited to, customer agreement, supplier agreement, employment agreement or settlement agreement), Permit, license, lease, governing document, sales order, arrangement or other commitment, obligation or understanding, whether written or oral, in each case, including all amendments, modifications (including postponements), schedules, exhibits, attachments, addenda, statements of work, purchase and service orders, and waivers thereto.

"***Current Assets***" means the consolidated current assets of the Company (including accounts receivable), as determined under the Accounting Principles, but excluding any cash, cash equivalents, and/or Indebtedness.

"***Current Liabilities***" means the consolidated accounts payable, accrued expenses, and other current Liabilities of the Company as determined under the Accounting Principles, including (a) deferred revenue or customer deposits, to the extent such deferred revenue or customer deposits are for products or services to be provided within twelve months or less of the applicable measurement date, and (b) all outstanding accrued and unpaid personal, paid time off, sick or vacation time balances of employees of the Company.

"***Customer Data***" means all data and content (a) Processed, uploaded or otherwise provided by or on behalf of the clients or customers of the Company to, or stored by the clients or customers of the Company on the products and services of, the Company, or (b) collected by the products and services of the Company, including all Personal Information.

"Deferred Cash Consideration" shall mean $500,000 USD, which shall be paid to the Owners on the three (3) month anniversary of the Closing.

"***Fraud***" means any intentional fraud, as determined under Delaware law, with respect to the making of the statements, certifications, representations and/or warranties in this Agreement, the Ancillary Agreements, or any other agreement, statement or certificate contemplated hereby.

"***GAAP***" means United States generally accepted accounting principles, as in effect as of the applicable date of determination.

"***Indebtedness***" means, without duplication, (I) the principal of, and accrued and unpaid interest in respect of, any indebtedness of the Company or for which the Company is responsible or liable and (II) Liabilities of the Company: (a) for borrowed money, loans, or advances, whether current or funded, secured or unsecured; (b) for deferred purchase price of properties, assets or services (including all earn-out, promissory notes, the Company financing, license fees, or similar deferred payments obligations), off-balance sheet obligations; (c) evidenced by notes, debentures, bonds, or other similar instruments for the payment of which the Company is responsible or liable, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or other equity securities or securities convertible into share capital or other equity securities; (d) with respect to letters of credit and/or surety bonds and similar performance guarantees and/or with respect to any

collateral (cash or otherwise) in connection therewith and/or to the extent drawn; ; or (e) with respect to all guarantees by the Company of any Liabilities of a third party of a nature similar to the types of Liabilities described in the foregoing clauses.

"***Indemnification Holdback Amount***" means $400,000.00 USD.

"***Insider***" means each Owner, or an officer, director, manager, managing member, member, stockholder, equityholder, employee or Affiliate of the Owners or the Company, or any natural person related by marriage, lineal descent or adoption or otherwise related within the second degree of consanguinity to any such natural person, or any entity in which any such of the foregoing Persons owns any beneficial interest.

"***Intellectual Property***" shall mean any and all intellectual property and proprietary rights, including: (i) all names and marks, including product names, brands and slogans, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith ("***Trademarks***"); (ii) all patents, patent applications and inventions, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all rights to any copyrightable works, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any items set forth under the other clauses of this definition of "Intellectual Property"; (vi) all licenses, options to license and other contractual rights to use any items set forth under the other clauses of this definition of "Intellectual Property"; (vii) all Software, including computer and electronic data processing programs and software programs, application programming interfaces, pseudo code, source code, object code, procedures, libraries, subroutines, databases or other data repositories, and related documentation, existing research projects, computer software presently under development, and all software concepts owned and all proprietary information, processes, formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software; and (viii) all domain names.

"***Knowledge of the Company***" and other similar knowledge qualifications means the knowledge of each Owner and the knowledge that each such Person would reasonably be expected to obtain after reasonable inquiry of the applicable subject matter.

"***Liabilities***" means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, liquidated or unliquidated, secured or unsecured or determined or determinable, calculated in accordance with GAAP applied on a consistent basis and consistent with the Accounting Principals.

"***Liens***" means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, proxies, preemptive rights, rights of first offer or first refusal, levies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions or adverse claims on title or transfer of any nature whatsoever.

"***Loss***" or "***Losses***" means (i) any loss, Liability, damage, judgment, fine, penalty, deficiency, Tax, claim, demand, cost, expense, interest (whether or not arising out of a third party claim), including the reasonable fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals, in each case, including (x) as paid in respect of the investigation, defense, assertion or settlement of any claim or the enforcement of any rights under this Agreement or the Ancillary Agreements, (y) as incurred in respect of any audit, examination or controversy and/or (z) the cost of pursuing any insurance providers (and changes in premiums resulting therefrom) to the extent resulting from a matter for which indemnification is expressly provided under this Agreement, but excluding lost profits, loss of revenue, loss of business, loss of goodwill, diminution in value, multiples-based damages, punitive, special, incidental, consequential, or speculative damage.

"***Material Adverse Effect***" with respect to a Party means any changes, circumstances, state of facts, events or conditions that have had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect, change or development on the business, operations, assets, liabilities, results of operations, properties, employees, business relations, condition (financial or otherwise) of such Party, taken as a whole, or that materially impair or would be reasonably likely to materially impair the ability of such Party to consummate the transactions contemplated hereby; provided however, that in no event will any change, effect. Event or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (ii) changes in Law, GAAP or regulatory accounting requirements or interpretations thereof applicable to the Company, (iii) fluctuations in currency exchange rates, or (iv) acts of war, insurrection, sabotage or terrorism (including cyberterrorism), the outbreak, engagement or escalation of hostilities involving the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, the declaration by the United States of a national emergency or war, or national or international political or social actions or conditions, including any crisis affecting public health, safety or welfare.

"***Merger Consideration***" means the Closing Consideration Cash, the Deferred Consideration Cash and the Consideration Shares.

"***Order***" means any award, decision, injunction, stipulation, writ, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental entity or by any arbitrator.

"***Purchaser Common Stock***" means the shares of Class AAA Common Stock of the Purchaser, par value $0.0001 per share.

"***Purchaser Indemnified Parties***" means the Purchaser, Surviving Company and their respective affiliates and representatives.

"***Purchaser Stockholder Agreements***" means, collectively, (a) that certain Right of First Refusal and Co-Sale Agreement, dated February 25, 2021, among Purchaser and certain of its

securityholders, and (b) that certain Voting Agreement, dated February 25, 2021, among Purchaser and certain of its securityholders, in each case, as amended.

"***Per Unit Closing Consideration Cash***" means, with respect to a Company Unit, the portion of the Closing Consideration Cash that is allocated to the holder of such Company Unit as of immediately prior to the Initial Effective Time, for such Company Unit, as set forth on the Estimated Closing Statement.

"***Per Unit Consideration Shares***" means, with respect to a Company Unit, the portion of the Consideration Shares that is allocated to the holder of such Company Unit as of immediately prior to the Initial Effective Time, for such Company Unit, as set forth on the Estimated Closing Statement.

"***Permits***" means all licenses, permits, consents, certificates, authorizations, approvals, grants, waivers, clearances, registrations and similar privileges or rights to operate or conduct any business issued or otherwise granted by any governmental entity.

"***Person***" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.

"***Personal Information***" means all information that, alone or in combination with other information, allows the direct or indirect identification of an individual or can be used to contact an individual, including names, addresses, Social Security numbers, financial account numbers, biometric information (e.g., fingerprints, hand scans or retina scans), Internet Protocol (IP) addresses or other unique device identifiers that may be used to directly or indirectly identify a natural person, data used to serve an individual with online behavioral advertising, or any other information as defined in, or as regulated by, one or more Privacy Laws (as defined herein).

"***Privacy Laws***" means all Applicable Laws or Orders relating to data privacy, data security, data loss or breach, and/or the processing of Personal Information including the Illinois Biometric Information Privacy Act, 201 CMR 17.00 et seq., the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, General Data Protection Regulation (EU GDPR), the California Consumer Privacy Act and all other similar state laws, the Telephone Consumer Protection Act, PCI-DSS, the Telemarketing Sales Rule, the Health Insurance Portability and Accountability Act, Health Information Technology for Economic and Clinical Health Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, all Applicable Laws related to telemarketing, and all Applicable Laws related to data breach notification.

"***Privacy Policies***" means all policies relating to data privacy and/or security, the processing of Personal Information, including all website and mobile application privacy policies and all written information security policies and procedures.

"***Privacy Requirements***" means all applicable (a) Privacy Laws, (b) requirements related to data privacy, Personal Information, and/or data security obligations in Contracts ("***Privacy Contracts***"), and (c) Privacy Policies.

"***Pro Rata Percentage***" means, with respect to each Owner, the percentage set forth opposite the respective Owner on the Estimated Closing Statement, which percentage shall be based upon the quotient (expressed as a percentage) of (x) the value of the Closing Consideration Cash and Consideration Shares allocated to the Owners, divided by (y) the value of the aggregate Closing Consideration Cash and Consideration Shares allocated to all the Owners, in each case, as set forth on the Estimated Closing Statement, with each such Closing Consideration Share valued at $0.50 each.

"***Proceeding***" means any complaint, demand, action, claim, counterclaim, suit, charge, grievance, mediation, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity.

"***Reference Time***" means 11:59 P.M. on the Closing Date, local time (Chicago, IL). For all determinations using the Reference Time, the effect of any actions taken by the Company at and after the Closing at the direction of Purchaser outside the ordinary course of business (including payments at or about Closing or the Initial Effective Time under Section 2.5 or 3.1) shall be excluded.

"***Representatives***" means, with respect to any Person, such Person's Affiliates, directors, trustees, managers, members, managing members, partners, officers, employees, agents, financing sources, consultants, insurers, advisors and other representatives, including legal counsel, accountants and financial advisors.

"***Restricted Business***" means any business that competes with, or is substantially similar to, the Business, including without limitation, any business that now or in the future develops and offers to the public mobile applications, which provide any of the following: (i) rewards applications where users earn points through periodic completion of marketing-based tasks; (ii) provide user functionality to lock other apps and photos; and (iii) apps substantially similar to the Business, which offer software that enables users to automatically unsubscribe from emails.

"***Restricted Period***" means the period from the Closing Date until the date that is three years after the Closing Date.

"***Restricted Owners***" means each of Jordan Gaston and David Emelianov.

"***Securities Act***" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"***Security Incident***" means any actual unauthorized access to or use, disclosure, modification, or destruction of information (including Customer Data and Personal Information), or unauthorized access to or use of, or interference with system operations of information technology or operational technology assets, including the Company Systems.

"***Software***" means any and all: (a) computer programs, firmware and application programming interfaces, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations,

including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

"***Subsidiary***" when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, as of such date, owned by such Person or one or more Subsidiaries of such Person.

"***Tax Treatment Cash***" means the aggregate Consideration Cash which is actually paid to the Owners under this Agreement, as reduced by the aggregate cash amount which is actually paid by the Owners to the Purchaser and its Affiliates under this Agreement.

"***Tax Treatment Limitation***" means an amount equal to 60% of the sum of the Tax Treatment Cash plus the Tax Treatment Stock.

"***Tax Treatment Stock***" means the aggregate total value of the Consideration Shares which are actually delivered to the Owners under this Agreement, as reduced by the aggregate Consideration Shares that are forfeited to (or redeemed by) Purchaser or its Affiliates under this Agreement, with each such share valued at $0.50 each .

"***Territory***" means the United States, and each other country (a) in which the Company carries on or had carried on the Business as of the Closing, or (b) where the Company's or Purchaser's (or any of its direct or indirect subsidiaries' as of the Closing Date) Software applications are available for download as of the Closing.

Article II
MERGER

Section II.1 **Payment of Closing Consideration Cash; Issuances of Consideration Shares**.

(a) **Mergers**. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the LLC Act, (a) at the Closing, the First Merger Sub shall be merged with and into the Company, after which the separate corporate existence of the First Merger Sub shall cease, with the Company to be the surviving company (as a limited liability company) of the First Merger and the Company will become a wholly-owned subsidiary of Purchaser, and (b) immediately thereafter, the Initial Surviving Company shall be merged with and into the Second Merger Sub, after which the separate limited liability company existence of the Initial Surviving Company shall cease and the Second Merger Sub will be the surviving company (as a limited liability company) of the Second Merger and be a wholly-owned subsidiary of Purchaser.

(b) **Effective Time**. At the Closing, the First Merger Sub and the Company shall cause a certificate of merger, substantially in the form attached hereto as Exhibit A-1 (the "***First Certificate of Merger***"), to be executed and signed, and acknowledged and filed with the Secretary of State of the State

of Delaware, in accordance with the relevant provisions of the DGCL and the LLC Act, and make all other filings or recordings required by the relevant provisions of the DGCL and the LLC Act necessary to effect the First Merger. The First Merger shall become effective when the First Certificate of Merger is duly acknowledged by and filed with the Secretary of State of the State of Delaware (such time, the "***Initial Effective Time***"). Immediately following the Initial Effective Time, the Second Merger Sub and the Initial Surviving Company shall cause a certificate of merger, substantially in the form attached hereto as Exhibit A-2 (the "***Second Certificate of Merger***", and together with the First Certificate of Merger, the "***Certificates of Merger***"), to be executed and signed, and acknowledged and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the LLC Act, and make all other filings or recordings required by the relevant provisions of the LLC Act necessary to effect the Second Merger. The Second Merger shall become effective when the Second Certificate of Merger is duly acknowledged by and filed with the Secretary of State of the State of Delaware (such time, the "***Effective Time***").

(c) **Effects of Mergers**.

(i) General Effects. At the Initial Effective Time and at the Effective Time, as applicable, the Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act.

(ii) Charter Documents. At the Initial Effective Time, the certificate of formation of the Company shall be amended and restated in its entirety in substantially the form set forth on Exhibit B-1, and as so amended and restated shall be, from and after the Initial Effective Time until the Effective Time, the certificate of formation of the Initial Surviving Company (the "***Initial Restated Charter***"). At the Effective Time, the certificate of formation of the Second Merger Sub shall be amended and restated in its entirety in substantially the form set forth on Exhibit A-2, and as so amended and restated shall be, from and after the Effective Time, the certificate of formation of the Surviving Company (the "***Effective Charter***"), until duly amended or repealed in accordance with the provisions thereof and of Applicable Law.

(iii) Company Agreements. At the Initial Effective Time, the Company LLC Agreement shall be amended and restated as set forth in substantially the form set forth on Exhibit C-1, and as so amended and restated, shall be, from and after the Initial Effective Time until the Effective Time, the limited liability company operating agreement of the Initial Surviving Company (the "***Initial Restated LLC Agreement***"). At the Effective Time, the limited liability company agreement of the Second Merger Sub shall be amended and restated as set forth in substantially the form set forth on Exhibit C-2, and as so amended and restated, shall be, from and after the Effective Time, the limited liability company operating agreement of the Surviving Company (the "***Effective LLC Agreement***"), until duly amended or repealed in accordance with the provisions thereof and of Applicable Law.

(iv) Directors, Managers and Officers. At the Initial Effective Time, all of the directors and officers of the First Merger Sub and all of the managers, directors, managing members, and officers of the Company are hereby removed from such positions, and the manager and officers of the Initial Surviving Company shall be as set

forth in the Initial Restated LLC Agreement. At and after the Effective Time, the only manager and officers of the Surviving Company shall be as set forth in the Effective LLC Agreement, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Effective Charter, the Effective LLC Agreement, and the relevant provisions of the LLC Act.

(d) **Effects on Equity Interests**.

(i) First Merger. As of the Initial Effective Time, by virtue of the First Merger and without any action by any of the Parties:

1. Capital Stock of First Merger Sub. Each issued and outstanding share of common stock, par value $0.0001 per share, of the First Merger Sub that is issued and outstanding immediately prior to the Initial Effective Time shall be converted into and become one unit of limited liability company interest of the Initial Surviving Company and owned by Purchaser (the "***Initial Company Units***").

2. Company Units. Each Company Unit that is issued and outstanding immediately prior to the Initial Effective Time (and any certificates evidencing any Company Unit) shall no longer be outstanding and shall be cancelled and extinguished, and converted automatically into the right to receive (1) the Per Unit Closing Consideration Cash, (2) the Per Unit Consideration Shares, and (3) any other portion of the Closing Consideration Cash, Deferred Consideration Cash or Consideration Shares payable after the Effective Time to the Owners that held such Company Unit as of immediately prior to the Initial Effective Time under this Agreement; and the Owners shall cease to have any rights with respect to any Company Unit or any other equity interests in the Company, except for the rights to such Merger Consideration in accordance with the terms of this Agreement. Each Owner hereby surrenders any Company Units (and any certificate with respect thereto) held by such Owner as of immediately prior to the Initial Effective Time in exchange for such consideration. Each Owner shall immediately deliver any such certificate evidencing any Company Unit it held as of immediately prior to the Initial Effective Time to the Company and Purchaser to be marked as canceled. All issuances of Consideration Shares hereunder shall be rounded up to the nearest whole share with respect to each Owner to whom such issuances are made.

(ii) Second Merger. As of the Effective Time, by virtue of the Second Merger and without any action by any of the Parties, (i) each of the Initial Company Units shall be cancelled and extinguished, and (ii) each unit of limited liability company membership interests of the Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable unit of limited liability company membership interest of the Surviving Company and owned by Purchaser.

Section II.2 **Payment of Closing Consideration Cash; Issuances of Consideration Shares**.

(a) At the Initial Effective Time, Purchaser shall issue the Consideration Shares to the Owners, in the allocations as set forth on the Estimated Closing Statement.

(b) At the Initial Effective Time, Purchaser shall pay the Closing Cash Consideration to the Owners, on a pro rata basis and based on the allocations as set forth on the Estimated Closing Statement, by wire transfer of immediately available funds to such bank account as shall be specified by each Owner prior to the Closing, as set forth on the Estimated Closing Statement.

(c) All payments to be made by Purchaser, the Company, or a designee thereof to the Owners hereunder shall be made to such bank account as shall be specified by the Owners on the Estimated Closing Statement (or, with respect to a payment after the Effective Time, any updated bank account for the Owners that is specified by the Owners to Purchaser after the Effective Time, if applicable) and shall be deemed paid to the Owners.

(d) On the three (3) month anniversary of the Closing, Purchaser shall pay the Deferred Cash Consideration, minus the Indemnification Holdback Amount, to the Owners, on a pro rata basis and based on the allocations as set forth on the Estimated Closing Statement, by wire transfer of immediately available funds to such bank account as shall be specified by each Owner prior to the Closing, as set forth on the Estimated Closing Statement. If any portion of the Deferred Cash Consideration is not paid when due and remains outstanding for a period of seven (7) business days, such unpaid amount shall accrue interest at a rate of eight percent (8%) per annum until paid in full, and the Owners shall be entitled to all rights and remedies available at law or in equity, including specific performance

Section II.3 **Withholding**. Notwithstanding anything in this Agreement to the contrary, each of the Parties will be entitled to deduct and withhold from any consideration otherwise deliverable pursuant to this Agreement such amounts, if any, as such Party is required to deduct and withhold under the Code or any other Applicable Law. Purchaser shall provide notice to the Seller Representative as soon as reasonably practicable prior to making any such deduction or withholding, and the parties hereto shall cooperate with each other in good faith, as and to the extent reasonably requested by the other party, to prevent or reduce any such potential deductions or withholdings. Any amounts so deducted and withheld and paid over to or deposited with the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the Members or other applicable payee.

Section II.4 **Cash; Accounts Receivable; Accounts Payable.** Owners will retain all Cash of the Company at Closing. As of the Closing Date, Purchaser will retain the accounts

receivable of the Company and will be responsible for the accounts payable of the Company in accordance with the Accounting Principles.

Article III

CLOSING

Section III.1 **The Closing**. The closing of the transactions contemplated by this Agreement (the "***Closing***") shall take place on the date hereof (the actual date and time being herein called the "***Closing Date***"). The Closing shall be deemed effective as of the Reference Time on the Closing Date for financial and accounting determinations.

Section III.2 **Deliveries by the Company and the Owners.** At the Closing, the Company and the Owners shall deliver or cause to be delivered to Purchaser:

(a) a copy of the Written Consent approving this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the performance of each such Owner in respect thereof;

(b) a good standing certificate for the Company dated as of no more than fifteen (15) days before the Closing Date;

(c) resignations of the directors, managing members, managers, and officers of the Company (the "***Resignations***");

(d) the First Certificate of Merger, duly executed by the Company;

(e) an IRS Form W-9, duly completed and executed by each Owner;

(f) a Transition Services Agreement between the Company and, respectively, Jordan Gaston and David Emelianov (the "***TSA***"), in form and substance satisfactory to Purchaser, duly executed by the Company and, respectively, Jordan Gaston and David Emelianov;

(g) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser as may be required to give effect to this Agreement.

Section III.3 **Deliveries by Purchaser.** At the Closing, Purchaser shall deliver or cause to be delivered to the Owners and the Company:

(a) the First Certificate of Merger, duly executed by the First Merger Sub;

(b) the Second Certificate of Merger, duly executed by the Initial Surviving Company and the Second Merger Sub;

(c) a copy of the corporate consent of Purchaser approving this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the performance of Purchaser;

(d) Purchaser's bylaws, and amendments thereto, and any and all documents affecting the Consideration Shares, including, but not limited to, stockholder agreements and voting agreements;

(e) Evidence of issuance of the Consideration Shares by Purchaser to Owners; and

(f) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Company as may be required to give effect to this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OWNERS

The Company and the Owners jointly and severally represent and warrant to Purchaser that the statements contained in this ARTICLE 4 are true and correct as of the date hereof, subject to such exceptions as are disclosed in the Disclosure Schedule hereof.

Section IV.1 **Organization and Qualification of the Company.** The Company is the type of entity set forth in the recitals and is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. The Owners own 100% of the issued and outstanding equity interests of the Company, free and clear of all liens. No former direct or indirect holder of any equity interests of the Company has any claim or rights against the Company or the Owners that remains unresolved or to which the Company or the Owners has or may have any Liability and no such claim is threatened.

Section IV.2 **Authority of the Company**. The Company and the Owners have full organizational power and authority to enter into this Agreement and the Ancillary Agreements to which the Company or the Owners is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to bankruptcy, insolvency and similar laws and general principles of equity.

Section IV.3 **No Conflicts; Consents**. The execution, delivery and performance by the Company and the Owners of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company or any Law or Governmental Order applicable to the Company or the Owners or the Business; or (b) require the consent, notice, approval or other action by any Person or consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority.

Section IV.4 **Undisclosed Liabilities**. There are no material Liabilities with respect to or relating to the Company or the Business, other than (a) Liabilities reflected in the Company financial statements, (b) Liabilities incurred in the ordinary course of business consistent with past practices, and (c) Liabilities arising under this Agreement. There are no other Liabilities that would reasonably be expected to be material.

Section IV.5 **Title to Assets**. The Company has good and valid title, or in the case of leased or licensed assets, valid and enforceable right to use, free and clear of all Liens, the material properties and assets, tangible or intangible, and such material assets are fully sufficient for Purchaser and the Company to continue to operate the Business following the Closing in the ordinary course of business in the manner that such business has been conducted immediately prior to the Closing..

Section IV.6 **Intellectual Property**.

(a) The Company owns, or has valid and enforceable rights to use, the "Intellectual Property Assets" outlined in Schedule IV.6. . Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Purchaser's right to own or use any Intellectual Property Assets..

(b) The Owners of the Company are the only Persons who were involved in the creation or the development of the material Intellectual Property of the Company or the Business as outlined in Schedule IV.6, and Owner has fully assigned and right or interest in such Intellectual Property to the Company.

(c) No employee or former employee of the Company, and no former employer of any such employee or former employee, has (i) any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property Assets, and no such Person has made any such claim.

Section IV.7 **Litigation**. Except as set forth on Schedule 4.7 of the Disclosure Schedule, there is no pending nor in the past five years has there been any, Proceeding or investigation of any nature pending or threatened in writing (or to the Knowledge of Company, threatened orally) against or by the Company (or any officer, director, manager or employee thereof, in their capacity as such) or any Owner that would reasonably be expected to be material to the Business or that challenges the validity of this Agreement or the transactions contemplated hereby. Except for customer complaints received within the ordinary course of the business, to the Knowledge of Company no event has occurred or circumstances exist that may give rise to, or serve as a situation, circumstance, condition, incident, or transaction that forms or could form the basis for any such action, suit, claim, Proceeding or investigation. The Company is not subject to or bound by any outstanding Orders and has not been bound by any Orders during the past five years.

Section IV.8 **Compliance with Laws**. To the Knowledge of Company, the Company has complied and is in compliance, in each case, in all material respects, with all Applicable Laws. No notices have been received by the Company, and no claims have been filed by any Person against the Company, alleging a suspected, potential or actual violation of any Applicable Laws. The Company has timely filed all reports, data and other information required to be filed under Applicable Laws, except in the case where the failure to make such filings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not and has not been subject to any memorandums of understanding or stipulations entered into by or with a governmental entity.

Section IV.9 **Material Vendors**.

(a) **Material Vendors**. For purposes of this Agreement, "***Material Vendors***" means each vendor listed or required to be listed on Schedule 4.9 of the Disclosure Schedule.

(b) **Adequacy of Material Vendors**. Schedule 4.9 is a true and complete list of the Material Vendors used in the operation of the Business as of the Closing Date.

Section IV.10 **Employment Matters.** As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the Closing Date, but excluding compensation due to Company's consultants providing services in the preparation of this Agreement, have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses..

Section IV.11 **United States Taxes**.

(a) The Company has filed all material Tax Returns within the United States required to be filed by the Company or the Owners with respect to the Business have been timely filed and were correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) of the Company and the Owners within the United States have been paid, and there are no Liens on any of assets relating to the Business that arose in connection with any failure (or alleged failure) to pay Taxes.

(b) No written notice that any audit or other administrative proceeding is pending or threatened has been received by Company, and no judicial proceeding is pending or threatened, that involves any Tax or Tax Return relating to the Business.

(c) The Company and the Owners have properly collected and remitted sales, use, value-added, and similar Taxes with respect to sales made to their customers within the United States, and, within the United States, have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(d) The Company was classified as a partnership for U.S. federal income tax purposes at all times since its formation and until the Owners elected to treat the Company as a small business corporation within the meaning of Section 1362 of the Code by filings IRS Form 2553 effective as of January 1, 2024 (the "**S-Corp Election**"). At all times following the effective date of the S-Corp Election, the Company has been an "S corporation" for U.S. federal income tax purposes.

Section IV.12 **Data Privacy and Security**.

(a) To the Knowledge of Company, the Company is and always has been in material compliance with all applicable Privacy Requirements to the jurisdictions in which it conducts the Business. The Company has implemented and maintains commercially reasonable policies, procedures and safeguards allowing Company to access or Process all Personal Information and any other information of any Person that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business.

(b) To the Knowledge of Company, he Company has not experienced and there have not been any actual Security Incidents or other compromises of the privacy, integrity, confidentiality or security of Customer Data maintained by the Company that would require notice to a Person or Governmental Authority under applicable Privacy Laws. The Company has not notified, and has not been required by any Privacy Law to notify, any Person or Governmental Authority about a Security Incident.

(c) the Company has not received any written notice from any Governmental Authority or Person alleging any material violation of Privacy Laws, or any material breach of Company's privacy or security practices, that remains outstanding or unresolved.

(d) To the Knowledge of Company, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy Requirements, or result in or give rise to any right of termination or other right to impair or limit the Company's rights to own or Process any Personal Information used in or necessary for the conduct of the business.

Section IV.13 **Transactions with Affiliates**. No portion of the Business is conducted by, with or through (directly or indirectly) an Insider (other than an Owner on behalf of the Company). Except as set forth on Schedule 4.13 of the Disclosure Schedule, no Insider has: (a) borrowed money from or loaned money to the Company that remains outstanding; (b) any Material Contract with the Company or contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Company; (c) engaged in any transaction with the Company or has any relationship with or in respect of the Business of the Company (other than as an equityholder or service provider) that exceeds $500 per month; or e) owned, directly or indirectly, any interest in, or served as an officer, director, employee or consultant of or otherwise received remuneration from, any Restricted Business.

Section IV.14 **Bank Accounts**. Schedule 4.14 of the Disclosure Schedule sets forth a list of all bank and security accounts and lockboxes of the Company (identified by name and address of the applicable bank or financial institution and account number), a list of Persons authorized to sign on behalf of the Company with respect to each such account and lockbox and a list of Persons with authorized access to each such bank account, security account and lockbox.

Section IV.15 **Insurance.** The Company does not maintain any policies of insurance..

Section IV.16 **No Material Adverse Effect; Ordinary Courses**. Since November 1, 2025, no event, circumstance or change has occurred, that individually or in the aggregate with one or more other events, circumstances or changes, has had or reasonably could be expected to have a Material Adverse Effect. Since November 1, 2025, the Company has operated the business in the ordinary course of business in all material respects.

Section IV.17 **Investment Representations**. (a) The Consideration Shares to be issued to the Owners of the Company pursuant to this Agreement will be received for such Owner's own account and not with a view to, or a present intention of, distribution thereof in violation of the Securities Act or any applicable state securities Laws, and such Consideration Shares will not be disposed of in contravention of such Laws, (b), are sophisticated in financial matters, are able to evaluate the risks and benefits of the investment in the Consideration Shares and to bear the

economic risk of its investments therein;, (c) Each such Owner acknowledges that the Consideration Shares have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement or an applicable exemption from registration and in accordance with the terms of the Purchaser Stockholder Agreements to which such Owner is required to become a party at Closing (d) the Owners have had an opportunity to ask questions and receive sufficient answers concerning the terms and conditions of the Consideration Shares and has had access to such other information concerning Purchaser and its respective Affiliates as the Owners have reasonably requested in connection therewith, and (e) the Owners have had the opportunity to consult with its own independent tax, legal, accounting and other advisors and counsel regarding the Owners' rights and obligations under such documents and this Agreement, as applicable.

Section IV. 18 **No Other Representations**. (a) Except for the representations and warranties contained in this Agreement or an Ancillary Agreement, none of the Owners or the Company or any other Person has made or makes any other representation or warranty on behalf of the Company, the Owners, or any Affiliate thereof in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and the Company and Owner disclaim all other, representations and warranties, express or implied, including any implied warranty of merchantability, fitness for a particular purpose, satisfactory quality, accuracy of data or any other warranty arising by statute or from a course of dealing or usage of trade. Purchaser acknowledges that it is not relying on, and has not relied upon, any representation or warranty other than those expressly set forth in Article V.(b) Purchaser acknowledges that any estimates, projections, forecasts, budgets or other forward-looking information furnished by or on behalf of the Company or the Owners were prepared for internal planning purposes only, may differ from actual results, and shall not be deemed to be representations or warranties of the Company or the Owners. Purchaser has relied solely on its own independent investigation and judgment in making its investment and acquisition decision.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER, FIRST MERGER SUB AND SECOND MERGER SUB

As an inducement to the Company and the Owners to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to the Owners as follows:

Section V.1 **Organization**. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. First Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section V.2 **Authorization.** Purchaser, First Merger Sub, and Second Merger Sub each have all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each such Person of this Agreement and any Ancillary Agreements to which such Person is a party and the consummation of the transactions contemplated hereby

and thereby have been duly authorized by all necessary company or corporate action on the part of such Person. This Agreement and any Ancillary Agreements to which Purchaser, First Merger Sub, or Second Merger Sub is party have been duly executed and delivered by such Person, as applicable, and, assuming due authorization, execution, and delivery by the other applicable counterparties, constitute the valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors' rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

Section V.3 **Consents and Approvals**. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any governmental entity is required by, or with respect to, First Merger Sub, Second Merger Sub or Purchaser in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which First Merger Sub, Second Merger Sub or Purchaser is a party or the consummation of the transactions contemplated hereby and thereby.

Section V.4 **Litigation**. There are no Proceedings pending or threatened in writing or, to the knowledge of Purchaser, threatened orally, against First Merger Sub, Second Merger Sub or Purchaser that, if determined or resolved adversely against such Person, would prevent the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. There is no Order, injunction or judgment decree of any governmental entity outstanding against First Merger Sub, Second Merger Sub or Purchaser that, if determined or resolved adversely against such Person, would prevent the ability of such Person to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section V.5 **Formation and Ownership of First Merger Sub and Second Merger Sub; No Prior Activities.**

(a) Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock or limited liability company interests, as applicable, of First Merger Sub and Second Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Purchaser free and clear of all Liens.

(b) As of the date of this Agreement and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization, and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, each of First Merger Sub and Second Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section V.6 **Issuance of Consideration Shares**. The Consideration Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable, and not subject to any preemptive rights or Liens other than those under the Purchaser Stockholder Agreements, and will comply with any applicable security laws and regulations.

Section V.7 **Solvency**. Purchaser has, and will have at Closing, available funds sufficient to pay the Closing Cash Consideration, and will have funds sufficient to pay the Deferred Cash Consideration when due.

Section V.8 **No Other Representations**. Except for the representations and warranties contained in this Agreement or an Ancillary Agreement, none of the Purchaser or any other Person has made or makes any other representation or warranty on behalf of any Merger Sub, Purchaser or any Affiliate thereof in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section V.9 **Independent Investigation**. Purchaser acknowledges that it has conducted its own independent investigation of the Business and has not relied on any representation or warranty except those expressly set forth in Article V.

Article VI

COVENANTS

Section VI.1 **Confidentiality**. From and after the execution of this Agreement, each of the Owners shall, and shall cause its respective Representatives to, hold in confidence, not disclose to any Person, and refrain from using for any purpose (except pursuant to employment or consulting with the Company or Purchaser and for the Company's and Purchaser's benefit) the terms of this Agreement, the Ancillary Agreements, and the transactions contemplated hereunder and thereunder, and any and all information, whether written or oral, concerning Purchaser and its Affiliates, the Company, or the Business (or concerning any third party to the extent obtained in connection with the Business), except to the extent that the Owners can show that such information (a) is generally available to and known by the public through no fault of the Owners or any Representative of the Owners, or (b) is lawfully acquired by the Owners from and after the Effective Time from third-party sources which have no relationship with Purchaser, its Affiliates or the Company. Nothing contained herein shall prohibit Owners from disclosing information (i) to their legal, tax and financial or other advisors, (ii) as required by Applicable Law or legal process, or (iii) in connection with enforcing their rights under this Agreement.

Purchaser shall maintain the confidentiality of all confidential information of the Sellers, including the terms of this Agreement and the consideration paid, and shall not disclose such information except:

(i) to its legal, tax, financing, or other advisors,

(ii) as required by Applicable Law, stock exchange rules, or legal process, or

(iii) to enforce Purchaser's rights under this Agreement.

Section VI.2 **Non-Compete; Non-Solicitation; Non-Disparagement.**

(a) During the Restricted Period, none of the Owners shall, (i) directly or indirectly, own, control, operate, conduct, or otherwise carry on any business that is considered a Restricted Business, or (ii) cause, induce or encourage any Person who has a business relationship with Purchaser, to terminate, reduce or otherwise modify any such actual or prospective relationship, provided, however, that nothing herein shall prohibit any Owner from (A) owning, solely as a passive investment, up to 2% of the outstanding securities of any publicly traded company, or (B) making passive investments in private companies in which the Owner does not control or participate in management.

(b) During the Restricted Period, none of the Owners shall, directly or indirectly, hire or solicit any person who is offered employment by Purchaser or is or was employed in the Business during the Restricted Period or during the twelve (12) months prior to the Closing, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except for solicitation pursuant to a general solicitation which is not directed specifically to any such employees. During the Restricted Period, the Owners shall not, directly or indirectly, solicit (or interfere with Purchaser's and its Affiliates' relationship with) any Person who was a customer, supplier, or other business relation of the Company or Purchaser or its Affiliates during the 12 months prior to the Closing.

(c) Notwithstanding the foregoing, nothing in this Section VI.2 shall prohibit Owners from being employed by, or providing services to, any diversified company, investment firm, or technology platform, that engages in multiple lines of businesses (including, among other things, businesses that may offer products or features falling within the scope a Restricted Business), so long as Owners are not personally involved in the design, development, management or promotion of any product, service or feature of a Restricted Business.

(d) The Company and the Owners acknowledge that a breach or threatened breach of this Section VI.2 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Owners of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) The Company and the Owners acknowledge that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered

to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.

Section VI.3 **Release**.

(a) In consideration of the covenants set forth herein, effective as of the Closing, each of the Owners, and each of the Owners' spouses, on behalf of himself, herself or itself and his, her or its respective Affiliates, and their respective descendants, dependents, heirs, executors, administrators, assigns, trusts, related entities, and successors (in each case, other than the Company) (collectively, the "***Releasors***"), hereby absolutely, unconditionally and irrevocably fully waives, releases and forever discharges the Company, Merger Subs, Purchaser and their Affiliates and each of their respective existing, former and future Representatives, Subsidiaries, predecessors, successors, equityholders, assigns, Affiliates, and related entities (collectively, the "***Releasees***"), of and from any and all claims, cross-claims, counter-claims, debts, liquidated damages, promises, punitive damages, other damages, causes of action, actions, charges, suits, liabilities, obligations, Liabilities, Contracts, agreements and promises, of any kind or nature whatsoever, whether known or unknown, contingent or otherwise, both at Law and at equity (collectively, the "***Claims***"), which any Releasor may have or assert against any of them, arising out of or relating to (i) any event or action which occurred, in whole or in part, before the Owners signed this Agreement (in any capacity, including as equityholder, employee, officer, manager or director) or (ii) the equity interests (including any right to acquire an equity interest) or debt in the Company existing at or prior to the Initial Effective Time; provided that (x) the foregoing Claims shall not include any claims pursuant to this Agreement or any other agreement executed at or after the Closing with a Releasee and (y) the release of the Owner's ownership of the Company Units which are indicated as owned such Owner on Schedule I shall not be effective until the Initial Effective Time.

(b) The release in this Section 6.3 includes, but is not limited to, those Claims which arise out of, relate to, or are based upon: (i) each Owner's employment or consulting relationship with the Company or its Affiliates; (ii) statements, acts, or omissions by any Releasee whether in their individual or representative capacities; (iii) the Company Units, or any other direct or indirect right or claim to any debt or equity interest (whether membership interest, stock, options or otherwise), phantom equity, carried interest, severance or any other right under any plan, agreement or promise (whether written or oral); (iv) rights of a Releasor under any Contracts (including any liabilities or obligations of Releasees under any Contracts); (v) all federal, state, and municipal Laws; (vi) state or federal common law, contract law, and tort law (including claims regarding breach of oral or written contract, negligent misrepresentation, promissory estoppel, detrimental reliance, etc.); and (vii) any other claim which was or could have been raised by a Releasor.

(c) Each Owner understands that this Section 6.3 applies broadly to extinguish any and all Claims of the type described above, as well as all claims for attorneys' fees and/or expenses in connection with or arising out of any such Claims and for any other damages, relief or remedies of any type or nature whatsoever. Each Owner acknowledges that such Party may hereafter discover facts different from, or in addition to, those which such Party now knows or believes to be true with respect to this Agreement. Each Owner agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof. Each Owner, on his own behalf and on behalf of his respective Affiliates, heirs, successors and assigns, expressly waives the benefit of any statute or rule of law, which, if applied to the release contemplated hereby, would otherwise exclude from its binding effect any Claim not known by such Person on the

Closing Date. Each Owner represents and warrants that he has not assigned or transferred (by subrogation, operation of law or otherwise) any portion of any of the Claims being waived and released pursuant to this Section 6.4.

Section VI.4 **Certain Tax Matters**.

(a) Transfer Taxes. All sales, bulk transfer, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and other similar Taxes and fees incurred in connection with this Agreement and Ancillary Agreements ("Transfer Taxes") shall be borne and paid fifty percent (50%) by the Owners and fifty percent (50%) by the Buyer. The Party responsible under applicable Law for filing any Tax Returns with respect to Transfer Taxes shall prepare and timely file such Tax Returns and provide a copy of such Tax Return to the other party no later than ten (10) days before the due date thereof and such other Party shall pay to the filing Party its allocable share of the amount shown as due within five (5) days of receipt thereof.

(b) Cooperation on Tax Matters. Purchaser, the Company, and the Owners shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request and at such party's expense) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed after the Closing Date, other than the final Form 1120-S for the Company's tax year ending on the Closing Date (the "**S-Corp Tax Return**"), which shall be prepared by the Owners at their own cost and expense in accordance with past practices of the Company and include the information statement required by Treasury Regulation § 1.368-3. The Owners shall furnish a draft of the S-Corp Tax Return to Purchaser at least fifteen (15) days prior to the due date thereof (including any validly obtained extensions) for the Purchasers review and comment, and the Owners shall consider any reasonable comments from Purchaser before filing such S-Corp Tax Return.

(d) Tax Treatment.

(i) The Parties agree that (a) the Mergers are intended to be treated as integrated steps in a single transaction and together to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and (b) this Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3. Each of the Parties shall treat the Mergers in a manner consistent with such intent unless otherwise required by Applicable Laws. Purchaser covenants that, following the Closing, it shall use commercially reasonable efforts to maintain the continuity of business enterprise requirements applicable to the transactions contemplated hereby as set forth in Treasury Regulation § 1.368-1(d)

(ii) Notwithstanding anything in this Agreement to the contrary, in order to preserve the intended tax treatment set forth in this Section 7.4(d), (x) the aggregate Tax Treatment Cash paid to the Owners under this Agreement shall not exceed the Tax Treatment Limitation, (y) in the event that any Consideration Cash payable hereunder (including the Indemnity Holdback Amount) would cause the Tax Treatment Limitation to be exceeded, such excess shall not be paid to any Owner as Consideration Cash (and Purchaser shall be entitled to such cash), and Purchaser shall instead issue to the applicable the Company an aggregate number of Consideration Shares equal to (1) the amount of such excess, divided by (2) $0.50 (which amount represents the agreed fair market value of the Consideration Shares as of the Closing Date) and (z) in the event that any redemption or forfeiture of Consideration Shares by any Owner hereunder would cause the Tax Treatment Limitation to be exceeded, such excess shall not be forfeited as Consideration Shares, and the Owners shall instead pay such excess amount to the Purchaser in cash in an aggregate amount equal to (1) the amount of such Consideration Shares to be forfeited, multiplied by (2) $0.50 (which amount represents the agreed fair market value of the Consideration Shares as of the Closing Date). . In the event of any such adjustment in such clause (y) or (z), the next succeeding payment(s) (after such adjustment), if any, by a Party hereunder with respect to the applicable Owner (including under the Indemnity Holdback Amount) and/or issuance or forfeiture of Consideration Shares, shall be similarly adjusted in reverse to the extent of such prior adjustment value (i.e., to increase the Tax Treatment Cash and decrease the Tax Treatment Stock, in the case of a prior adjustment in clause (y), and vice versa in the case of a prior adjustment in clause (z), as reasonably applicable and possible) but solely to the extent that the Tax Treatment Limitation would not be exceeded, until such time as the effect of the adjustment in clause (y) or (z) is reversed as much as practical.

Section VI.5 **Conduct of Business**. Except as expressly contemplated by this Agreement, during the period from the execution of this Agreement to the Initial Effective Time, the Owners and the Company shall (i) conduct the Company's business and operations in the ordinary course of business in all material respects and use commercially reasonable efforts to preserve the Company's businesses, properties and assets and, without the prior written consent of Purchaser (which consent may be granted or withheld in the sole discretion of Purchaser), not take any actions outside the ordinary course of business and (ii) not take or fail to take any action that, if taken prior to the date hereof, would result in a breach of the representations and warranties set forth in Article V.

Section VI.6 **Further Assurances**. Purchaser, each Owner, and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by Purchaser or the Seller Representative, to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement. Both Parties shall cooperate and use commercially reasonable efforts to (i) obtain any consents required in connection with the transactions contemplated hereby. The Company and each Owner hereby consent to the transactions contemplated by this Agreement and the other transactions contemplated hereby and, in connection therewith, waives any and all rights of first refusal, options, appraisal rights, dissenters' rights, anti-dilution rights, transfer restrictions, rights of first offer, co-sale rights, preemptive rights, rights of participation and other similar rights arising under any Law, organizational documents or under any other Contract. Each Owner hereby resigns and

withdraws as a manager, member, managing member, officer, and/or director of the Company, if applicable, effective as of the Closing.

Section VII.7 Purchaser Covenants. From and after the date hereof, Purchaser agrees:

(a) subject to Rule 144, the Consideration Shares are transferable without further action from Purchaser; and

(b) not to amend its organizational documents following Closing in a manner that would materially and adversely affect the rights of the Sellers as holders of the Consideration Shares.

Article VII

INDEMNIFICATION

Section VII.1 **Survival of Representations, Warranties and Covenants**. Subject to the limitations and other provisions of this Agreement, including the provisions of this Article VII, the representations, warranties and indemnification obligations of the Parties contained herein shall survive the Closing, the Initial Effective Time, and the Effective Time, and shall remain in full force and effect until the date which is twelve (12) months after the Closing Date (the "General Survival Period"); provided that the representations and warranties of the Parties in Section 4.1 (Organization of the Company;), Section 4.2 (Authority), Section 4.11 (Certain Tax Matters) solely with respect to Taxes of the Company within the United States for Pre-Closing Tax Periods), Section 5.1 (Organization), Section 5.2 (Authorization), and Section 6.6 (Issuance of Consideration Shares) (collectively, the "***Fundamental Representations***") shall survive until the date that is forty-eight (48) months following the Effective Time, (ii) any claims or Losses related to Taxes within the United States (including a breach of the representations and warranties under Section 4.11) and the indemnification obligations with respect to such claims or Losses shall survive for the statute of limitations for such claims or Loss, plus sixty (60) days; any indemnification obligations with respect to claims under Section 7.2((iv) shall survive for a period of thirty six (36) months, (iii) any claims or Losses arising from or related to Fraud shall in each case survive the Closing (and the Initial Effective Time and the Effective Time) and shall remain in full force and effect for a period of sixty (60) months from the Effective Time; provided, further, that any claims asserted in good faith and in writing by notice to the applicable Party outlining the basis for the claim prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty or any statute of limitations or survival period, and such claims shall survive until finally resolved. All covenants, indemnification, and agreements of the Parties contained herein shall survive the Closing (and the Initial Effective Time and the Effective Time) for the period explicitly specified therein (or if not specified therein, for a period of one year from the Effective Time). .

Section VII.2 **Indemnification by the Owners**. Subject to the other terms and conditions of this Section 7.2, the Owners shall jointly and severally indemnify and hold harmless Purchaser

Indemnitees against any and all Losses incurred by Purchaser Indemnified Parties based upon, arising out of, relating to, with respect to or by reason of:

(i) any inaccuracy in or Breach of any of the representations and warranties given by Company or the Owners in Article V of this Agreement,

(ii) any breach of any covenants, agreements or obligations of the Company or the Owners contained in this Agreement, provided that each Owner shall be severally and individually, and not jointly and severally, liable for any Losses or Claims that arise out of, relate to or result from the failure of such Owner to perform any covenant or obligation set forth in Section VI.1 and Section VI.2;

(iii) Any Liability for (a) any Taxes within the United States with respect to the Company prior to the Closing Date as outlined in Section VII.4(c) and (b) Owner's portion of Transaction Taxes as outline in Section VI.4(a);

(iv) Any Liability for any Taxes arising from the Company's operations prior to the Closing Date that originate from outside the United States (the "International Taxes"); or

(v) Any Fraud by Company or the Owners.

Section VII.3 **Indemnification by Purchaser**.

(a) Purchaser shall defend, indemnify and hold harmless the Owners and their current and future Affiliates and their respective current and future Representatives, successors and permitted assigns (collectively, the "***the Owner Indemnified Parties***") from and against and in respect of (and pay on behalf of, including by advancing expenses for, and reimbursing) any and all Losses (including reasonable expenses, including attorney's fees, incurred in connection with investigating or defending such matter) incurred or suffered by any Owner Indemnified Party resulting from, arising out of, or in connection with:

(i) any Breach by Purchaser of any of the representations and warranties made by Purchaser contained in this Agreement or any Ancillary Agreement;

(ii) any Breach by Purchaser of any of covenants or agreements of Purchaser contained in this Agreement or any Ancillary Agreement;

(iii) any Losses arising of our relating to any Taxes of Purchaser or the Surviving Company attributable to any post-closing tax period, and/or

(iv) any Fraud by Purchaser.

Section VII.4 **Indemnification Procedure**.

(a) All claims for indemnification by a Purchaser Indemnified Party or the Owner Indemnified Party (in either case, an "***Indemnified Party***") shall be asserted and resolved by Purchaser (for any Purchaser Indemnified Party) and the Seller Representative (for any Owner Indemnified Party) and as set forth in this Section 7.4. As soon as is reasonably practicable after an Indemnified Party or any of its respective Affiliates, Representatives, successors and permitted assigns, as the case may be, becomes aware of any Losses or any claim or Proceeding for which, if such claim or Proceeding is successful, it is probable that it will be entitled to recover Losses, in each case for Losses indemnifiable under this Article VII, such Indemnified Party shall (i) in the case of a Purchaser Indemnified Party, promptly notify the Seller Representative, on behalf of the Owner Indemnifying Parties, and (ii) in the case of the Owner Indemnified Party, promptly notify Purchaser (the foregoing clauses (i) and (ii), each an "***Indemnifying Party***"), in writing (the "***Claim Notice***"). In each case, the Indemnified Party must include sufficient details in the Claim Notice asserting the Indemnified Party's claim for indemnification, and the Indemnifying Party shall have reasonable access to any information asserted upon for making the indemnification claim. The failure of any Indemnified Party to promptly give any Indemnifying Party such Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VII except to the extent that such Indemnified Party's failure has materially prejudiced the Indemnifying Party's rights or materially increased its Liabilities hereunder.

(b) In the event that the Claim Notice relates to Losses that do not arise from a Third Party Claim (a "***Direct Claim***"), the Indemnified Party shall provide a written Direct Claim notice containing sufficient detail of the Indemnified Party's claim for indemnification. The Indemnifying Party shall have 30 days after its receipt of such Direct Claim notice to respond in writing to such Direct Claim, which response shall either (a) describe any objection thereto in reasonable detail, or (b) request additional Direct Claim information. The Indemnifying Party shall have reasonable access to any information relied upon for making the Direct Claim. Thereafter, such dispute related to the Direct Claim may be resolved in accordance with Article VII and this Agreement. The failure of the Indemnifying Party to deliver a written response within the Response Period shall not be deemed an admission of liability or acceptance of the Direct Claim, but instead the Direct Claim shall be deemed disputed and shall be resolved in accordance with the procedures set forth in this Article VII.

(c) In the event that a Claim Notice relates to any action, suit, demand, claim or other legal Proceeding made or brought by any Person who is not a Party (a "***Third Party Claim***"), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, to assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, except (i) those Third Party Claims asserted by or on behalf of a Person that is a supplier or customer of the Surviving Company or (ii) seeks an injunction or other equitable relief against the Surviving Company. Once the Indemnifying Party has assumed such defense, the Indemnified Party shall have the right to participate in (but not control) the defense with its own counsel at its own expense, the Indemnified Party shall provide reasonable cooperation and access to relevant information, and the Indemnifying Party shall keep the Indemnified Party reasonably informed regarding the status of the Third Party Claim. If the Indemnifying Party does not timely assume the defense, the Indemnified Party may assume and control the defense of the Third-Party Claim, in which case the Indemnifying Party shall remain responsible for all reasonable costs and expenses relating thereto.

No settlement of a Third-Party Claim shall be entered into by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party's consent shall be required in all cases if the proposed settlement:

(a) imposes any non-monetary obligation on the Indemnified Party,

(b) does not include a complete release of the Indemnified Party from all liability with respect to such Third-Party Claim,

(c) includes any admission of wrongdoing by the Indemnified Party, or

(d) could reasonably be expected to adversely affect the Indemnified Party after the Closing.

Similarly, the Indemnified Party shall not settle any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

Section VII.5 **Limitations on Indemnification**.

The Purchaser's obligation to indemnify the Owner Indemnified Parties set forth in Section 7.3 and the Owners' obligation to indemnify the Purchaser Indemnified Parties set forth in Section 7.2 shall be subject to each of the following limitations:

(i) The aggregate liability of the Owners to Purchaser Indemnified Parties clause (i), (in each case, other than a Fundamental Representation) shall not exceed an amount equal to the Indemnification Holdback Amount.

(ii) The aggregate liability of Owners to Purchaser Indemnified Parties under clause (ii) and clause (iii)of Section 7.2, or any claim of Breach of a Fundamental Representation shall not exceed the value of the Merger Consideration.

(iii) The aggregate liability of Owners to Purchaser Indemnified Parties under clause (iv) of 7.2 shall not exceed $150,000.00.

(iv) No indemnitee will be entitled to any indemnification pursuant to this Section 7 unless and until the aggregate amount of all Losses exceeds $2,000 (the "**Threshold**"), in which event the indemnifying party will only be liable for Losses in excess of the Threshold.

(v) No indemnitee shall be entitled to recover the same Loss more than once under this Agreement.

Section VII.6 **Manner of Payment and Offset**.

Any Losses for which Purchaser Indemnified Parties are entitled to indemnification from the Owners pursuant to this Article VII shall first be satisfied solely from the Indemnification Holdback Amount. To the extent the Indemnification Holdback Amount contains insufficient

funds to satisfy a Loss that is properly indemnifiable and not subject to the cap provided in Section 7.4(i), the Owners shall, jointly and severally, pay such amounts by wire transfer of immediately available funds within ten (10) business days after such Losses are (i) agreed to in writing by the Seller Representative or (ii) finally determined by a court of competent jurisdiction.

Any Losses for which the Owner Indemnified Parties are entitled to indemnification pursuant to this Article VIII shall be satisfied by Purchaser, by wire transfer of immediately available cash funds to the Company within ten business days after such Losses are agreed to by the Purchaser or finally determined by a court of competent jurisdiction to be owed.

Section VII.7 **Indemnification Holdback Amount Release**. Within five Business Days after the date that is twelve months after the Closing (the "***Holdback Release Date***"), Purchaser shall promptly deliver, to the Seller Representative (for further distribution to the Owners) the Final Holdback Release Amount. The "***Final Holdback Release Amount***" means an amount equal to (a) the amount of the Indemnification Holdback Amount remaining, minus (b) the good faith estimate of the amount of any unsatisfied Losses specified in any Claim Notice delivered to the Seller Representative by a Purchaser Indemnified Party on or prior to the Holdback Release Date and in accordance with the provisions of this Article VII for which such Purchaser Indemnified Party is seeking Losses. Within five Business Days after any claims in such Claim Notices have been resolved after the Holdback Release Date, Purchaser shall deliver (i) to the Seller Representative the remaining portion of the Indemnification Holdback Amount held for such resolved claims and not required to satisfy such applicable resolved claims, if any (for further distribution to the Owners), and (ii) to Purchaser or a Purchaser Indemnified Party, the remaining portion of the Indemnification Holdback Amount held for such resolved claims and required to satisfy such applicable resolved claims.

Section VII.8 **Exclusive Remedy**. Except in the case of Fraud or with respect to (i) covenants or agreements requiring performance after the Closing, (ii) the enforcement of a Party's right to receive payment of the Merger Consideration or other amounts due under this Agreement, and (iii) claims for specific performance or other equitable remedies, the Parties acknowledge and agree that the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for any Breach of any representation, warranty, covenant, agreement or obligation set forth herein (or in any Ancillary Agreement) shall be pursuant to the indemnification provisions set forth in this Article VII.

Article VIII

MISCELLANEOUS

Section VIII.1 **Fees and Expenses**. Except as otherwise provided in this Agreement, the Company, the Owners, and Purchaser shall each pay their respective expenses (including legal and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section VIII.2 **Amendment and Modification**. This Agreement may be amended, supplemented or otherwise modified by and only by a written instrument executed by Purchaser

and the Seller Representative. The Seller Representative may waive any rights of an Owner or Owner hereunder, and Purchaser may waive any rights of a Merger Sub, the Company or Purchaser hereunder. The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent Breach.

Section VIII.3**Notices**. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, emailed, delivered by nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following respective addresses (or at such other address for any such Party as shall be specified by like notice):

if to Purchaser, a Merger Sub, or the Company, to:

Mode Mobile, Inc.

One East Erie, Suite 525
Chicago, Illinois 60611
Attn: Prakash Ramachandran
Email: prakash.ramachandran@modemobile.com

if to any Owner or the Seller Representative, to the Seller Representative (on behalf of the Owners), to:

Jordan Gaston
11712 Tallow Field Way
Austin, TX 78758
Email: jordangaston1994@gmail.com

with a copy (which shall not constitute notice) to:

David Emelianov
773 26th Ave.
San Mateo, CA 94403
Email: dsemelianov@gmail.com

All such notices shall be deemed delivered upon the earlier to occur of (a) receipt by the party to whom such notice is personally delivered, (b) if sent by email, on the Business Day such notice is sent if sent (as evidenced by the email confirmed "sent") prior to 5:00 p.m. Chicago, IL time and, if sent after 5:00 p.m. Chicago, IL time, on the Business Day after which such notice is sent, (c) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service, or (d) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid. Either Purchaser (on behalf of Purchaser, a Merger Sub or the Company) or the Seller Representative (on behalf of all the Owners), by notice duly given in accordance herewith, may specify a different address for the giving of applicable notices hereunder.

Section VIII.4 **Counterparts**. This Agreement may be executed in any number of counterparts (including by facsimile, DocuSign and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

Section VIII.5 **Entire Agreement; No Third Party Beneficiaries**. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and the other agreements and instruments delivered pursuant hereto or thereto set forth the entire understanding of the Parties with regard to the subject matter hereof and thereof. Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any Person that is not a Party any rights or remedies under or by reason of this Agreement, except for the Releasees. For the avoidance of doubt, Purchaser may enforce the provisions hereof for the benefit of their respective Representatives and/or the Purchaser Indemnified Parties and similar parties, as provided and applicable hereunder, and the Seller Representative may enforce the provisions hereof for the benefit of the Owners, their respective Representatives, and/or the Owner Indemnified Parties and similar parties, as provided and applicable hereunder, and this Section shall not prohibit such enforcement in accordance with this Agreement.

Section VIII.6 **Severability**. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to (and shall if permitted by Law) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section VIII.7 **Governing Law**. This Agreement shall be governed by, and construed in accordance with, the Applicable Law of the State of Delaware (including with respect to substantive and procedural laws).

Section VIII.8 **Enforcement; Venue**. The parties agree that any suit, action or other Proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby, will be submitted exclusively to, and each of the Parties irrevocably submits to the exclusive jurisdiction and venue of, the state chancery courts located in the State of Delaware for the purposes of any suit, action or other Proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth in Section 9.3 shall be effective service of process for any action, suit or Proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

Section VIII.9 **WAIVER OF JURY TRIAL**. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section VIII.10 **Press Release**. At no time shall any Owner issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the Purchaser.

Section VIII.11 **Assignment; Binding Effect**. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by Purchaser or the Company, on the one hand, or an Owner or Owner, on the other hand, without the prior written consent of the Seller Representative, on the one hand, or Purchaser, on the other hand, respectively, and any attempt to do so will be void; provided that Purchaser (and after the Closing, the Company) may, without the consent of any Person, assign in whole or in part their respective rights and obligations pursuant to this Agreement to one or more of their respective Affiliates, to any purchaser of all or any portion of the assets of Purchaser or the Company or to any of their respective financing sources as collateral security. In addition to any other restrictions and conditions herein or in the Ancillary Agreements, in the event of a permitted assignment of Consideration Shares by the Owners, the Owners and the transferee must execute and deliver to Purchaser an acknowledgement and agreement reasonably satisfactory to Purchaser that such Consideration Shares will continue to be bound by the provisions of this Agreement, and that the Owners and such transferee will be jointly and severally liable for all obligations therein with respect to such Consideration Shares. Subject to the foregoing provisions of this Section 8.11, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section VIII.12 **Representation.** Each Owner hereby appoints Jordan Gaston, in his capacity as Seller Representative, as their exclusive agent, representative, and attorney-in-fact to act on behalf of and represent such Owner under this Agreement, the Escrow Agreement and any other Ancillary Agreement, with full power of substitution with respect to all matters contemplated hereby and thereby, including determining, giving and receiving notices and processes hereunder and thereunder, receiving and disbursing distributions of any Merger Consideration (including with respect to any Consideration Cash paid following the Closing, whether from the Escrow Amount or otherwise), contesting and settling any and all claims for indemnification pursuant to this Agreement, resolving any other disputes hereunder and thereunder, performing the duties expressly assigned to the Seller Representative hereunder and thereunder, and engaging and employing agents and representatives and incurring such other expenses as the Seller Representative shall reasonably deem necessary or prudent in connection with the foregoing. Each Owner and each Owner agree that Purchaser or any other Purchaser Indemnified Party may rely on any action, waiver, consent or approval by the Seller Representative as binding on each for all purposes hereunder and thereunder. Each Owner hereby guarantees in full and shall be liable for each obligation and Liability of the Seller Representative hereunder and under the Ancillary Agreements.

Section VIII.13 **Specific Performance**. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement or any Ancillary Agreement are not performed in accordance with their specific terms or otherwise are breached or threatened to be breached,

money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the other Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to a temporary, preliminary and permanent injunction, specific performance, and/or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or actual damages) to prevent breaches or threatened breaches of the provisions of this Agreement or any Ancillary Agreement and to enforce specifically this Agreement or any Ancillary Agreement and the terms and provisions hereof and thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which such Person may be entitled, at law or in equity.

Section VIII.14 **No Strict Construction**. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section VIII.15 **Headings**. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section VIII.16 **Non-Liability for Purchaser Affiliates**. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any Ancillary Agreement, the Owners and the Company, by their acceptance of the benefits of this Agreement, hereby acknowledge and agree that, in respect of Purchaser, the Merger Subs', and the Company's obligations hereunder, no Person other than Purchaser, the Merger Subs, and the Company, and their respective successors and assigns, shall have any obligation hereunder and that none of the Owners or any of their Affiliates, or any of their respective Representatives, employees, directors, officers, equityholders or agents shall have any rights of recovery hereunder against, or any recourse under this Agreement or any Ancillary Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, any Person not a Party hereto, (each, a "***Purchaser Affiliate***"), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Purchaser, a Merger Sub, or the Company against the Purchaser Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any Law, or otherwise, it being expressly agreed and acknowledged that no personal liability shall attach to, be imposed on or otherwise be incurred by any Purchaser Affiliate, as such, for any obligations of Purchaser, a Merger Sub, or the Company under this Agreement or the transactions contemplated hereby, or under any Ancillary Agreement.

Section VIII.17 **Spousal Consent.** The undersigned indicated as the spouse or domestic partner of an Owner on the signature page hereto and set forth next to such Owner's signature (a "***Spouse***"), acknowledges and agrees that such Spouse has read this Agreement and the applicable Ancillary Agreements, and that such Spouse understands and acknowledges and agrees to the contents and terms of this Agreement and the Ancillary Agreements. Such Spouse is aware that such Owner, as such Spouse's spouse or domestic partner, is a party to this Agreement and the Ancillary Agreements, and this Agreement and the Ancillary Agreements contain

provisions regarding the rights, voting and/or transfer of the Company Units and other equity interests of the Company and/or the Consideration Shares, which such Spouse's spouse or domestic partner (or a trust for which such person is the trustee or grantor) may own, including any interest such Spouse might have therein.

Such Spouse is aware that the legal, financial and related matters contained in this Agreement and the Ancillary Agreements are complex and that such Spouse is free to seek independent professional guidance or counsel (this "***Spousal Consent***"). Such Spouse has either sought such guidance or counsel or determined after reviewing this Agreement and the Ancillary Agreements carefully that such Spouse will waive such right.

This Spousal Consent shall be binding on such Spouse's executors, administrators, heirs and assigns. Such Spouse agrees to execute and deliver such documents as may be necessary to carry out the intent of this Agreement and the Ancillary Agreements and this Spousal Consent. Each party to this Agreement and the Ancillary Agreements shall be a third party beneficiary of this Spousal Consent.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

PURCHASER:

MODE MOBILE, INC.

DocuSigned by:

By: Judd Hines

B62D01E88C8C417...

Name: Judd Hines

Title: General Counsel

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

FIRST MERGER SUB:

TB MERGER SUB I, INC.

Signed by:

By: Jordan Gaston

8E0F5914928F434

Name: Jordan Gaston

Title: Co-founder

SECOND MERGER SUB:

TB MERGER SUB II, LLC

DocuSigned by:

By: Judd Hines

B62D01E88C8C417...

Name: Judd Hines

Title: General Counsel

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

COMPANY:

TRIMBOX, LLC

Signed by:

By: Jordan Gaston

8F0F5914920E434...

Name: Jordan Gaston

Title: Co-founder

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

OWNER:

Signed by:

Jordan Gaston

8E0F5914920F434...

Jordan Gaston, for himself, and in his capacity as the "the Seller Representative"

SPOUSE OR DOMESTIC PARTNER OF SUCH OWNER, including to consent to <u>Section 9.17</u> (Spousal consent):

Signed by:

Ashlyn Gaston

FC4B337836974 11...

Ashlyn Gaston

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized persons as of the date first written above.

OWNER:

DocuSigned by:

David Emelianov

3933207A84AD436...

David Emelianov

SPOUSE OR DOMESTIC PARTNER OF SUCH OWNER, including to consent to <u>Section 9.17</u> (Spousal consent):

Signed by:

Katie Emelianov

A3B2BF61D4A547F...

Katie Emelianov

SCHEDULE I

Owner Name	Address	Company Units
Jordan Gaston	11712 Tallow Field Way Austin, TX 78758 Email: jordangaston1994@gmail.com	50% of limited liability membership interests of the Company
David Emelianov	773 26th Ave. San Mateo, CA 94403 Email:dsemelianov@gmail.com	50% of limited liability membership interests of the Company

DISCLOSURE SCHEDULES
TO
AGREEMENET AND PLAN OF MERGER

Schedule IV.6 – Intellectual Property Assets

All right, title, and interest in and to the underlying written source code and object code comprising the Company App, together with all unregistered common law rights associated with the use of the name "Trimbox".

Schedule IV.7 – Litigation

None. The Company routinely receives customer inquiries and complaints in the ordinary course of business; however, to the Knowledge of Company, no such matters have resulted in, or currently threaten, litigation, arbitration, or other formal legal proceedings.

Schedule IV.9 – Material Vendors

Vendor Name	Billing Frequency
Snyk	Monthly
Mailjet	Monthly
Stripe	Per Transaction
Anrok	Monthly
Carry	Quarterly
AppsFlyer	Annual
New Relic	Monthly
Heroku	Monthly
Google Workspace	Monthly
Creative Abundance	Ad hoc
Plutus	Ad hoc
Google Cloud (Firebase)	Monthly
Mixpanel	Monthly
RevenueCat	Monthly
Chart Mogul	Monthly
Better Stack	Monthly
Expo	Monthly
App Store	Annual
BugSnag	Annual
OpenAI	Monthly
ChargeBlast	Monthly
Cursor	Monthly
Notion	Monthly
Quickbooks	Monthly
Cap Advisor	Monthly
Webflow	Annual

Revatto	Monthly
Krish	Monthly
Superbase	Monthly
Ngrok	Monthly
Slack	Monthly
TAC Security	Annual
711 Proxy	Monthly

Schedule IV.13 – Affiliate Transactions

None.

Schedule IV.14 – Bank Accounts

Chase Business Banking
Account #: 895289970
Routing #: 111000614

EXHIBIT A-1

Form of First Certificate of Merger

[see attached]

EXHIBIT A-2

Form of Second Certificate of Merger

[see attached]

EXHIBIT B-1

Form of Initial Restated Charter

[see attached]

EXHIBIT B-2

Form of Effective Charter

[see attached]

EXHIBIT C-1

Form of Initial Restated LLC Agreement

[see attached]

EXHIBIT C-2

Form of Effective LLC Agreement

[see attached]